March 31, 2006
Ms. Karen Durant
Senior Vice President, Finance and Analysis
Pentair, Inc.
5500 Wayzata Blvd, Suite 800
Golden Valley, MN 55416
Dear Karen:
RE:      Special Recognition and Retention Award
The Board of Directors of Pentair, Inc. wants to acknowledge the important role you play at the Company. As Pentair continues to grow and evolve, we value your contribution and expertise.
To demonstrate our continued belief in you, Pentair hereby grants you, subject to your acceptance and your signing of a non-competition agreement, a one-time special award of 24,808 shares of restricted stock. The restricted stock is subject to the provisions of the Company’s Omnibus Stock Incentive Plan and your Key Executive Employee Severance Agreement dated August 23, 2000. The vesting schedule of the award will be longer than typically used for equity awards made pursuant to the Plan: 100% of the awards will vest on the fourth anniversary of grant. As part of signing the related non-competition agreement, you will be agreeing that this award will serve as adequate consideration for entering the agreement even if you do not stay with Pentair long enough for the shares to vest.
Nothing contained in this letter alters any of the terms of your employment, nor does it represent a guarantee of employment. However, it should serve as an indicator of the faith we have in you as a senior Pentair executive.
This letter agreement is governed by the laws of the State of Minnesota. It may not be amended or modified except through a letter signed by the Company and you.
If this letter agreement is acceptable to you, please indicate your acceptance by countersigning it in the place provided below. Upon your signing the non-competition agreement, it will become binding agreement between the Company and you. Once receiving the countersigned original, Fred Koury will supply you with any additional paperwork required to effect this grant.
Please call Fred Koury or me if you have any questions.
Regards,
Randall Hogan
Chairman & Chief Executive Officer
Pentair, Inc.
Accepted and agreed to on April 5, 2006

By:
Karen Durant
Senior Vice President, Finance and Analysis